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                  Amendment Number 1 dated May 14, 1999 to the
              Long-Term Incentive Plan of Transocean Offshore Inc.
                 (As Amended and Restated as of March 12, 1998)


                  WHEREAS, Transocean Offshore Inc., a Delaware corporation ("Transocean-Delaware"), established the Long-Term Incentive Plan of Transocean Offshore Inc. (as Amended and Restated as of March 12, 1998) (the "Plan"), and reserved the right of its Board of Directors under Article VI thereof to amend the Plan; and

                   WHEREAS, Transocean-Delaware entered into an Agreement and Plan of Merger and Conversion dated as of March 12, 1999 with Transocean Offshore (Texas) Inc. (the "Agreement"); and

                  WHEREAS the Agreement provides for the merger of Transocean-Delaware with and into Transocean Offshore (Texas) Inc. (the "Merger"), and the subsequent conversion under the Texas Business Corporation Act (the "Conversion") of Transocean Offshore (Texas) Inc. into Transocean Offshore Inc., a Cayman Islands exempted company limited by shares (the "Company"), (the Merger and Conversion collectively being the "Reorganization"); and

                  WHEREAS the Agreement provides in its Article V that the Stock Option Plans (as defined therein) of Transocean-Delaware shall be assumed by Transocean Offshore (Texas) Inc. immediately after the Merger Effective Time (as defined therein) (Section 5.1) and that the Stock Option Plans of Transocean Offshore (Texas) Inc. shall continue as plans and agreements of the Company immediately after the Conversion Effective Time (as defined therein) (Section 5.2); and

                  WHEREAS the Plan is a Stock Option Plan as defined in the Agreement and therefore was assumed by Transocean Offshore (Texas) Inc. at the Merger Effective Time and has continued as a plan and agreement of the Company since the Conversion Effective Time;

                  NOW, THEREFORE, the Company does hereby continue the sponsorship of the Plan and does hereby amend the Plan, effective May 14, 1999, from and after the Conversion Effective Time, to provide for the Reorganization and to provide for certain other changes as follows:

1. All references in the Plan to "Common Stock" or "shares of Common Stock" are amended to read "Ordinary Shares," all references in the Plan to "Restricted Stock" or "shares of Restricted Stock" are amended to read "Restricted Ordinary Shares" and references to "Stock" such as in "Stock Options," "Stock Certificates," "Freestanding Stock Appreciation Rights," "Stock Appreciation Rights (SARs)," "Stock split" or "Stock dividend" are amended to substitute the word "Share" for the word "Stock".



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2. Section 1.1 of the Plan is deleted in its entirety and the following is substituted in its place:

         1.1      PURPOSE OF THE PLAN

         The Long-Term Incentive Plan (the "Plan") of Transocean Offshore Inc., a Cayman Islands exempted company (the "Company"), is intended to advance the best interests of the Company and its subsidiaries by providing Directors and employees with additional incentives through the grant of options ("Options") to purchase ordinary shares, par value US $0.01 per share of the Company ("Ordinary Shares"), share appreciation rights ("SARs"), restricted Ordinary Shares ("Restricted Shares") and cash performance awards ("Cash Awards"), thereby increasing the personal stake of such Directors and employees in the continued success and growth of the Company.

3. Section 6.2 of the Plan is deleted in its entirety and the following is substituted in its place:

         6.2 ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

         In the event of a scheme of arrangement, reorganization, recapitalization, Ordinary Share split, Ordinary Share dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off, sale of assets, payment of an extraordinary cash dividend, or any other change in or affecting the corporate structure or capitalization of the Company, the Committee shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including any limitations on individual awards), in the number, price or kind of shares covered by the awards and in any outstanding awards under the Plan; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award.

4. Section 6.10 is deleted in its entirety and the following is substituted in its place:

         6.10     CHANGE OF CONTROL

         A "Change of Control" means:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding ordinary shares of the Company (the "Outstanding Company Ordinary Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored


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                  or maintained by the Company or any corporation or other
                  entity controlled by the Company or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection
                  (c) of this Section 6.10; or

         (b) Individuals who, as of the date hereof, constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that for purposes of this Section 6.10 any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Company; or

         (c) Consummation of a scheme of arrangement, reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding ordinary shares or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding ordinary shares or shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of


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                  the action of the Board of the Company providing for such
                  Business Combination; or

         (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


                                    TRANSOCEAN OFFSHORE INC., a Cayman
                                    Islands exempted company limited by shares



                                         /s/ Eric B. Brown
                                    --------------------------------------------
                                    Eric B. Brown
                                    Secretary


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